UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                            HARVARD INDUSTRIES, INC.
                            ------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)


                                    417434503
                                    ---------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 417434503                SCHEDULE 13G                      Page 2 of 9
          ---------

--------------------------------------------------------------------------------

1.       Name of Reporting Person           SOLVation Inc.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------

2.       Check the Appropriate Box          (a)  [_]
         if a Member of a Group             (b)  [X]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization     Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)      Sole Voting Power            541,354
Beneficially         (6)      Shared Voting Power          0
Owned by Each        (7)      Sole Dispositive Power       541,354
Reporting Person     (8)      Shared Dispositive Power     0
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  541,354
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9      5.4%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                             CO
--------------------------------------------------------------------------------

CUSIP NO. 417434503                SCHEDULE 13G                      Page 3 of 9
          ---------

--------------------------------------------------------------------------------

1.       Name of Reporting Person           Pengo Industries, Inc.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------

2.       Check the Appropriate Box          (a)   [_]
         if a Member of a Group             (b)   [X]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)      Sole Voting Power            541,354
Beneficially         (6)      Shared Voting Power          0
Owned by Each        (7)      Sole Dispositive Power       541,354
Reporting Person     (8)      Shared Dispositive Power     0
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  541,354
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9      5.4%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                             CO
--------------------------------------------------------------------------------

CUSIP NO. 417434503                SCHEDULE 13G                      Page 4 of 9
          ---------

--------------------------------------------------------------------------------

1.       Name of Reporting Person           Pengo L.L.C.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------

2.       Check the Appropriate Box          (a)  [_]
         if a Member of a Group             (b)  [X]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization     Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)      Sole Voting Power            541,354
Beneficially         (6)      Shared Voting Power          0
Owned by Each        (7)      Sole Dispositive Power       541,354
Reporting Person     (8)      Shared Dispositive Power     0
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  541,354
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9      5.4%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                             OO
--------------------------------------------------------------------------------

CUSIP NO. 417434503                SCHEDULE 13G                      Page 5 of 9
          ---------

--------------------------------------------------------------------------------

1.       Name of Reporting Person           John W. Adams
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------

2.       Check the Appropriate Box          (a)   [_]
         if a Member of a Group             (b)   [X]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      United States
--------------------------------------------------------------------------------

Number of Shares     (5)      Sole Voting Power             541,354
Beneficially         (6)      Shared Voting Power           0
Owned by Each        (7)      Sole Dispositive Power        541,354
Reporting Person     (8)      Shared Dispositive Power      0
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  541,354
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9      5.4%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                             IN
--------------------------------------------------------------------------------

CUSIP NO. 417434503                SCHEDULE 13G                      Page 6 of 9
          ---------


                         AMENDMENT NO. 1 TO SCHEDULE 13G

                  This Amendment No. 1 to Schedule 13G is filed by the undersigned to amend and restate in its entirety the Schedule 13G, dated as of January 12, 1999 (the "Statement") with respect to the shares of common stock, par value $.01 per share (the "Common Stock"), of Harvard Industries, Inc., a Delaware corporation (the "Company").


Item 1.             (a)      NAME OF ISSUER

                    Harvard Industries, Inc.

                    (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                    3 Werner Way
                    Lebanon, NJ 08833
Item 2.             (a)      NAMES OF PERSONS FILING

                    SOLVation Inc. ("SOLVation")
                    Pengo Industries, Inc. ("Pengo Inc.")
                    Pengo L.L.C. ("Pengo L.L.C.")
                    John W. Adams ("Adams" and, together with
                    Solvation, Pengo Inc. and Pengo L.L.C., the
                    "Reporting Persons")

                    (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

                    885 Third Avenue
                    34th Floor
                    New York, NY 10022

                    (c)      CITIZENSHIP

                    SOLVation    -- Delaware
                    Pengo Inc.   -- Texas
                    Pengo L.L.C. -- Delaware
                    Adams        -- United States

                    (d)      TITLE OF CLASS OF SECURITIES

                    Common Stock, par value $.01 per share (the "Shares")

                    (e)      CUSIP NUMBER

                    417434503

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

CUSIP NO. 417434503                SCHEDULE 13G                      Page 7 of 9
          ---------


Item 4.             OWNERSHIP

                    Name of Reporting Person:  SOLVation
                    (a)     Amount beneficially owned:                         541,354
                    (b)     Percent of class:                                   5.4%
                    (c)     Number of shares as to which the person has:
                            (i)    Sole power to vote or to direct the vote:   541,354
                            (ii)   Shared power to vote or to direct the           0
                                   vote:
                            (iii)  Sole power to dispose or to direct the      541,354
                                   disposition of:
                            (iv)   Shared power to dispose or to direct the        0
                                   disposition:

                    Name of Reporting Person:  Pengo Inc.
                    (a)     Amount beneficially owned:                         541,354
                    (b)     Percent of class:                                   5.4%
                    (c)     Number of shares as to which the person has:
                            (i)    Sole power to vote or to direct the vote:   541,354
                            (ii)   Shared power to vote or to direct the           0
                                   vote:
                            (iii)  Sole power to dispose or to direct the      541,354
                                   disposition of:
                            (iv)   Shared power to dispose or to direct the        0
                                   disposition:

                    Name of Reporting Person:  Pengo L.L.C.
                    (a)     Amount beneficially owned:                         541,354
                    (b)     Percent of class:                                   5.4%
                    (c)     Number of shares as to which the person has:
                            (i)    Sole power to vote or to direct the vote:   541,354
                            (ii)   Shared power to vote or to direct the           0
                                   vote:
                            (iii)  Sole power to dispose or to direct the      541,354
                                   disposition of:
                            (iv)   Shared power to dispose or to direct the        0
                                   disposition:

CUSIP NO. 417434503                SCHEDULE 13G                      Page 8 of 9
          ---------


                    Name of Reporting Person:  Adams
                    (a)     Amount beneficially owned:                         541,354
                    (b)     Percent of class:                                   5.4%
                    (c)     Number of shares as to which the person has:
                            (i)    Sole power to vote or to direct the vote:   541,354
                            (ii)   Shared power to vote or to direct the           0
                                   vote:
                            (iii)  Sole power to dispose or to direct the      541,354
                                   disposition of:
                            (iv)   Shared power to dispose or to direct the        0
                                   disposition:

Item 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                    Not applicable.

Item 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                    ANOTHER PERSON

                    Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                    Not applicable.

Item 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                    See Item 4.

Item 9.             NOTICE OF DISSOLUTION OF GROUP

                    Not applicable.

Item 10.            CERTIFICATION

                    Not applicable.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 417434503                SCHEDULE 13G                      Page 9 of 9
          ---------


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2001


                                     SOLVATION INC.


                                     By:   /s/ John W. Adams
                                          -------------------------------------
                                          Name:  John W. Adams
                                          Title: President


                                     PENGO INDUSTRIES, INC.



                                     By:   /s/ John W. Adams
                                          -------------------------------------
                                          Name:  John W. Adams
                                          Title: President


                                     PENGO, L.L.C.



                                     By:   /s/ John W. Adams
                                          -------------------------------------
                                          Name:  John W. Adams
                                          Title: Managing Member



                                       /s/ John W. Adams
                                     ------------------------------------------
                                     John W. Adams